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                       U.S. SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                                   SEC File Number: 33-18600-D
                                                   CUSIP Number: 01657000

(CHECK ONE):

/X/Form 10-K and Form 10-KSB / /Form 20-F / /Form 11-K
/ /Form 10-Q and Form 10-QSB / /Form N-SAR

                 For Period Ended:   June 30, 1997
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                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
  Nothing in this form shall be construed to imply that the Commission has verified any information contianed herein.
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  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant:  QCS Corproation
Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
           650 Castro Street, Suite #210
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City, State and Zip Code
           Mountain View, CA 94041
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PART II -- RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /    (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The Registrant is in the process of completing a significant financing and will be required to provide documentation relating to the financing to its auditors to enable its auditors to finalize their audit procedures. Any acceleration of the timetable for the financing could only be achieved at unreasonable expense to the Registrant.



(ATTACH EXTRA SHEETS IF NEEDED)
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PART IV -- OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

          Andrew D. Zeif, Esq.              (650)              856-5596
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              QCS Corporation
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


    Date    September 26, 1997              By /s/ Marcel van Heesewijk
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                                               Marcel van Heesewijk
                                               President and Acting Chief
                                               Financial and Principal
                                               Accounting Officer



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